Exhibit 5.1

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27102-2990

February 12, 2013

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27102-2990

Re:	12,000,000 Shares of Common Stock (and Related Rights) Issuable Pursuant to the RAI 401k Savings Plan and the Puerto Rico Savings & Investment Plan

Ladies and Gentlemen:

I am acting in my capacity as the Senior Vice President, Deputy General Counsel and Secretary of Reynolds American Inc., a North Carolina corporation (the “Company”), in connection with the accompanying Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance and sale of up to 12,000,000 shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) and the related rights to purchase one one-hundredth of a Share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Rights”), to participants (“Participants”) in the RAI 401k Savings Plan (the “Savings Plan”) and the Puerto Rico Savings & Investment Plan (the “SIP” and, together with the Savings Plan, the “Plans”). This opinion is provided pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

In rendering this opinion, I have examined the Registration Statement, its exhibits and such other documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the limitations and qualifications stated herein, I am of the opinion that, upon the receipt of adequate consideration therefor, any Common Stock distributed to Participants pursuant to the Plans will be validly issued, fully paid and non-assessable. Further, when issued in accordance with the Rights Agreement, dated July 30, 2004 (the “Rights Agreement”) between Reynolds American Inc. and its rights agent, the Rights will be valid and binding obligations of the Company.

In rendering the opinion set forth above with respect to the Rights, I have assumed that (1) the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (2) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) my opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that my opinion does not address the substance or consequences of any adjudication of the issue. Furthermore, it should be understood that my opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

My opinion set forth above with respect to the Rights is subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith, fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.

My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly the opinion herein is limited to, the laws of the State of North Carolina. I express no opinion with respect to any law of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McDara P. Folan, III
McDara P. Folan, III
Senior Vice President, Deputy General Counsel and Secretary